UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

ALLIED NEVADA GOLD CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33119	20-5597115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9790 Gateway Drive, Suite 200 Reno, Nevada		89521
(Address of principal executive offices)		(Zip Code)

(775) 358-4455

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously announced, on December 12, 2014, Allied Nevada Gold Corp., a Delaware corporation (the “Company”), closed the Company’s previously announced public offering (the “Offering”) of shares of common stock, par value $0.001 per share (“Common Stock”), and warrants to purchase shares of Common Stock.

As a condition to the closing of the Offering, a Lock-up Agreement, dated as of December 12, 2014 (the “Lock-up Agreement”), was entered into between the Company and certain of its officers and directors in the form of the Lock-up Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference. Each of the officers and directors who executed a Lock-up Agreement agreed that, for a period of 60 days from the date of the closing of the Offering, he would not, without the prior written consent of the H.C. Wainwright & Co., LLC, the sole lead placement agent for the Offering, directly or indirectly, offer, sell, or transfer or agree to transfer, any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, or otherwise enter into any transaction that would have the same effect, or enter into any arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any of his shares of Common Stock.

This summary of the material terms of the Lock-up Agreement is qualified in its entirety by reference to the Form of Lock-up Agreement. Further information regarding the Offering is contained in the Company’s Current Reports on Form 8-K for December 9, 2014 and December 12, 2014 and filed with the Securities and Exchange Commission on such dates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Form of Lock-up Agreement, dated as of December 12, 2014, between Allied Nevada Gold Corp. and each of Robert Buchan, Carl Pescio, Randy Buffington and Stephen M. Jones

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2014	Allied Nevada Gold Corp.

	By:	/s/ Stephen M. Jones
Stephen M. Jones
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Form of Lock-up Agreement, dated as of December 12, 2014, between Allied Nevada Gold Corp. and each of Robert Buchan, Carl Pescio, Randy Buffington and Stephen M. Jones